Exhibit 8.1

Private and Confidential

ING Groep N.V.

Bijlmerdreef 106

1102 CT AMSTERDAM

April 1, 2021

Reference:     30131148T187/SWO/JBE/RVE/hzu

Subject:	ING Groep N.V. – Registration of $1,100,000,000 1.726% Callable Fixed-to-Floating Rate Senior Notes due 2027, $750,000,000 2.727% Callable Fixed-to-Floating Rate Senior Notes due 2032 and $400,000,000 Callable Floating Rate Senior Notes due 2027

Dear Sir/Madam,

PricewaterhouseCoopers Belastingadviseurs N.V. (“PwC”) has acted as tax counsel to ING Groep N.V. (the “Issuer”) in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,100,000,000 1.726% Callable Fixed-to-Floating Rate Senior Notes due 2027 (“2027 Fixed-to-Floating Rate Notes”), $750,000,000 2.727% Callable Fixed-to-Floating Rate Senior Notes due 2032 (“2032 Fixed-to-Floating Rate Notes”) and $400,000,000 Callable Floating Rate Senior Notes due 2027 (“2027 Floating Rate Notes” and, together with the 2027 Fixed-to-Floating Rate Notes and the 2032 Fixed-to-Floating Rate Notes: the “Securities”).

PwC hereby confirms to you its opinion as set forth under the caption “Dutch Tax Considerations” in the prospectus supplement dated March 24, 2021 (the “Prospectus Supplement”) to the prospectus dated September 4, 2020, included in the Registration Statement on Form F-3 relating to the Securities, is correct in all material respects.

PwC hereby consents to the filing of this letter as an exhibit to the Registration Statement and the reference to PwC under the heading “Dutch Tax Considerations” in the Prospectus Supplement. In giving such consent, PwC does not admit that it is in the category of persons whose consent is required under Section 7 of the Act.

PricewaterhouseCoopers Belastingadviseurs N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam,

P.O. Box 90358, 1006 BJ Amsterdam, The Netherlands

T: +31 (0) 88 792 43 46, F: +31 (0) 88 792 96 40, www.pwc.nl

‘PwC’ is the brand under which PricewaterhouseCoopers Accountants N.V. (Chamber of Commerce 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (Chamber of Commerce 34180284), PricewaterhouseCoopers Advisory N.V. (Chamber of Commerce 34180287), PricewaterhouseCoopers Compliance Services B.V. (Chamber of Commerce 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (Chamber of Commerce 54226368), PricewaterhouseCoopers B.V. (Chamber of Commerce 34180289) and other companies operate and provide services. These services are governed by General Terms and Conditions (‘algemene voorwaarden’), which include provisions regarding our liability. Purchases by these companies are governed by General Terms and Conditions of Purchase (‘algemene inkoopvoorwaarden’). At www.pwc.nl more detailed information on these companies is available, including these General Terms and Conditions and the General Terms and Conditions of Purchase, which have also been filed at the Amsterdam Chamber of Commerce.

Yours sincerely,
PricewaterhouseCoopers Belastingadviseurs N.V.

/s/ J.C.M. Bertrams	/s/ S. Wolvers

J.C.M. Bertrams	S. Wolvers

ING Groep N.V.,

Bijlmerdreef 106

1102 CT AMSTERDAM

ING Groep N.V., April 1, 2021, 30131148T187/SWO/JBE/RVE/hzu